                                                                     EXHIBIT 4.2


                          ---------------------------


                          DIGITAL INSIGHT CORPORATION

                 SECOND AMENDED AND RESTATED RIGHTS AGREEMENT



                                 May 26, 1999

                          ---------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Section 1  Certain Definitions...........................................      2

Section 2  Piggyback Rights..............................................      3

     2.1     Notice of Registration......................................      3
     2.2     Underwriting................................................      3
     2.3     Right to Terminate Registration.............................      4
     2.4     Termination of Piggy-back Rights............................      4

Section 3  Demand Registration...........................................      4

     3.1     Demand Registration.........................................      4
     3.2     Underwritten Public Offering................................      5
     3.3     Inclusion of Additional Shares..............................      5
     3.4     Limitations.................................................      6
     3.5     Termination of Demand Rights................................      6

Section 4  Form S-3 Registration.........................................      7

     4.1     Registrations on Form S-3...................................      7
     4.2     Termination of S-3 Rights...................................      7

Section 5  Obligations of Company........................................      7

Section 6  Expenses of Registration......................................      8

Section 7  Indemnification...............................................      9

     7.1     The Company.................................................      9
     7.2     Holders.....................................................      9
     7.3     Defense of Claims...........................................     10

Section 8  Rule 144 Reporting............................................     10

Section 9  Holdback Agreement............................................     11

Section 10 Limitations on Subsequent Registration Rights.................     11

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----
Section 11  Information Rights...........................................     12

     11.1    Delivery of Financial Statements............................     12
     11.2    Inspection..................................................     12
     11.3    Termination of Information and Inspection Covenants.........     13

Section 12  Covenants of the Company.....................................     13

     12.1    Right to Maintain Percentage Ownership......................     13
     12.2    Directors and Officers Insurance............................     15
     12.3    Key Man Life Insurance......................................     15
     12.4    Proprietary Information Agreements..........................     15

Section 13  Miscellaneous................................................     15

     13.1    Assignment..................................................     15
     13.2    Governing Law...............................................     16
     13.3    Counterparts................................................     16
     13.4    Titles and Subtitles........................................     16
     13.5    Notices.....................................................     16
     13.6    Attorney's Fees.............................................     16
     13.7    Amendments and Waivers......................................     17
     13.8    Severability................................................     17
     13.9    Delays or Omissions.........................................     17
     13.10   Entire Agreement............................................     17

                          DIGITAL INSIGHT CORPORATION

                 SECOND AMENDED AND RESTATED RIGHTS AGREEMENT


     THIS SECOND AMENDED AND RESTATED RIGHTS AGREEMENT (the "Agreement") is entered into as of May 26, 1999 by and among DIGITAL INSIGHT CORPORATION, a Delaware corporation (the "Company"), Paul Fiore and Daniel Jacoby (the "Management Holders"), and Ole Eichhorn, Nasser J. Kazeminy, Edward Harris, Robert Newkirk, Gary Mason, the Nasser J. Kazeminy Irrevocable Trust, the Yvonne
P. Kazeminy-Mofrad Irrevocable Trust, Kevin Savage, Robert Lucas, XP Systems Corporation, Menlo Ventures VII, L.P. and Menlo Entrepreneurs Fund VII, L.P. and HarbourVest Partners V-Direct Fund, L.P. (the "Existing Investor Holders"), and John Dorman, Steve Zarate, Steve Reich and Kevin McDonnell (the "New Investor Holders" and together with the Existing Investor Holders, the "Investor Holders"). The Management Holders and the Investor Holders are sometimes referred to herein as the "Holders."

                                   RECITALS

     A. The Company, the Existing Management Holders and the Investor Holders are parties to that certain Rights Agreement dated February 27, 1998 (the "Rights Agreement").

     B. Certain of the Holders have purchased or will purchase shares of Series C Preferred Stock of the Company (the "Series C Preferred") pursuant to the terms of a Series C Preferred Stock Purchase Agreement dated of even date herewith (the "Purchase Agreement").

     C. The execution of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement.

     D. The Company desires to enter into this Agreement and grant the Holders the rights contained herein in order to fulfill such condition.

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree that the Rights Agreement shall be amended and restated to read in its entirety as follows:

                                   Section 1

                              Certain Definitions
                              -------------------


     Certain Definitions.  As used in this Agreement, the following terms shall
     -------------------
have the following respective meanings:

     1.1 "Sec" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     1.2 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at that time.

     1.3 "Initial Public Offering" or "IPO" means the Company's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act.

     1.4 The terms "Register", "Registered" and "Registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (as defined below), and the declaration or ordering of the effectiveness of such registration statement.

     1.5 "Registrable Securities" means (i) the shares of Common Stock of the Company outstanding on the date of this Agreement and the shares of Common Stock of the Company issuable or issued upon conversion of the Series A Preferred Stock (the "Series A Preferred"), the Series B Preferred (the "Series B Preferred") or the Series C Preferred (the Series A Preferred, the Series B Preferred and the Series C Preferred being collectively referred to hereinafter as the "Stock"), and (ii) any other shares of the Company's Common Stock issued as (or issuable upon conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to or in exchange for or replacement of the Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which a Holder's rights under this Agreement are not assigned.

     1.6 "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

     1.7 An "Affiliate" of an entity referenced herein shall mean (i) any entity who controls, is controlled by, or is under common control with such entity, or (ii) any constituent partner or stockholder of such entity.

                                   Section 2

                               Piggyback Rights
                               ----------------

     2.1  Notice of Registration.  If at any time or from time to time, the
          ----------------------
Company shall determine to register any of its equity securities for its own account in a firm commitment underwritten public offering, the Company will:

             (i)  promptly give to the Holders written notice thereof; and

            (ii) use its reasonable best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and underwriting, all the Registrable Securities (subject to cutback as set forth in Section 2.2) specified in a written request or requests made within thirty (30) days after receipt of such written notice from the Company by any Holder.

In connection with any registration pursuant to this Section 2, the Holders participating in such registration shall provide all information to the Company as may be required in order to permit the Company to comply with all applicable requirements of the SEC in connection with such registration.

     2.2  Underwriting.  The right of any Holder to registration pursuant to
          ------------
this Section 2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. If any Holder proposes to distribute its securities through such underwriting, such Holder shall (together with the Company and any other stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company.

     Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Holders registering shares of Common Stock in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Registrable Securities of the Holders, the securities of the Company and the securities held by any other stockholders distributing their securities through such underwriting shall be excluded from the underwriting by reason of the underwriter's marketing limitation to the extent so required by such limitation as follows: (a) first, the securities held by such other stockholders distributing their securities through such underwriting shall be excluded in a manner such that the number of any shares that may be included by such holders are allocated in proportion, as nearly as practicable to the amounts of such securities proposed to be offered by such persons in such registration, (b) if after all securities held by such other stockholders have been excluded and additional shares shall be excluded, Registrable Securities of the Holders shall be excluded in a manner such that the number of any Registrable Securities that may be included by such Holders are allocated in proportion, as nearly as practicable to the amounts of Registrable Securities held by such Holders, and (c) if after all securities held by the Holders and such other stockholders have been excluded and additional shares shall be excluded, securities of the Company shall be excluded. If any Holder or other stockholders disapprove of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto.

     2.3  Right to Terminate Registration.  The Company shall have the right to
          -------------------------------
terminate or withdraw any registration initiated by it under this Section 2 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

     2.4  Termination of Piggy-back Rights.  The rights of any Holder to receive
          --------------------------------
notice and to participate in a registration pursuant to the terms of this
Section 2 shall terminate at such time as such Holder could sell all of the Registrable Securities held by such Holder in any one three month period under the terms of Rule 144 under the Securities Act; provided, that such Investor Holder holds fewer than 1% of the Company's outstanding capital stock; and provided further, that the Company is subject to the reporting requirements of the Securities Exchange Act of 1934.


                                   Section 3

                              Demand Registration
                              -------------------

     3.1  Demand Registration.  At any time after the earlier of (a) January 1,
          -------------------
2000, or (b) six months after the closing of the Company's IPO, the Investor Holders shall be entitled to have the Company effect two (2) demand registrations of Registrable Securities then owned by such Investor Holders requesting such registration. A request for such registration (a "Registration Request") must be made in writing and such Registrable Securities must have an offering value of at least $10,000,000. The Company shall give notice of such requested registration to all Investor Holders and shall use its reasonable best efforts to cause the Registrable Securities specified in such Registration Request to be registered as soon as reasonably practicable so as to permit the sale thereof, and in connection therewith, shall prepare and file a registration statement (on any appropriate form selected by the Company) with the SEC under the Securities Act to effect such registration. Such registration statement shall contain such required information pursuant to the rules and regulations promulgated under the Securities Act and such additional information as deemed necessary by the managing underwriter or if there is no managing underwriter, as deemed necessary by mutual agreement between the Investor Holders requesting registration and the Company. Such Registration Request shall (i) specify the number of shares intended to be offered and sold; (ii) express the present intention of the requesting Investor Holders to offer or cause the offering of such shares for distribution; (iii) describe the nature or method of the proposed offer and sale thereof; and (iv) contain the undertaking of the requesting Investor Holders to provide all such information and materials and take all such action as may be required in order to permit the Company to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement.

     3.2  Underwritten Public Offering.  If requested in the Registration
          ----------------------------
Request, and provided that the underwriter or underwriters are reasonably satisfactory to the Company, the Company (together with all officers, directors and other third parties proposing to distribute their securities through such underwriting pursuant to Section 3.3 hereof) shall enter into an underwriting agreement with an investment banking firm or firms containing representations, warranties, indemnities and agreements then customarily included by an issuer in underwriting agreements with respect to secondary distributions. The Company shall not cause the registration under the Securities Act of any other shares of its Common Stock to become effective (other than registration of an employee stock plan, or registration in connection with any Rule 145 or similar transaction) during the effectiveness of a registration requested hereunder for an underwritten public offering if, in the judgment of the underwriter or underwriters, marketing factors would adversely affect the price of the Registrable Securities subject to such underwritten registration.

     3.3  Inclusion of Additional Shares.  The Company may include in a
          ------------------------------
registration pursuant to this Section 3 securities for its own account and by other third parties (including officers and employees of the Company), in amounts as determined by the Company's Board of Directors (the "Additional Securities"). In the event that such Additional Securities are included in a registration pursuant to this Section 3, and if the underwriter of such registration advises the stockholders or the Company registering shares of Common Stock in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Registrable Securities of the Investor Holders, the securities of the Company, the securities held by officers or directors of the Company and the securities held by other third parties shall be excluded from the underwriting by reason of the underwriter's marketing limitation to the extent so required by such limitation as follows: (a) first, the securities held by officers or directors of the Company or other third parties shall be excluded in a manner such that the number of any shares that may be included by such holders are allocated in proportion, as nearly as practicable to the amounts of such securities proposed to be offered by such persons in such registration, (b) if after all securities held by officers or directors of the Company or other third parties have been excluded and additional shares shall be excluded, securities of the Company shall be excluded, and (c) last, if after all securities of the Company or held by officers or directors of the Company or other third parties have been excluded and additional shares shall be excluded, Registrable Securities of the Investor Holders shall be excluded in a manner such that the number of any Registrable Securities that may be included by such Investor Holders are allocated in proportion, as nearly as practicable to the amounts of Registrable Securities held by such Investor Holders. No securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any officer, director or other stockholder (including Investor Holders) who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Investor Holders requesting registration. In the event that the Company has substantially prepared and has filed, or is in a position to file, a registration statement pursuant to this Section 3, and such registration does not become effective by reason of the refusal of the Investor Holders to proceed (other than refusal to proceed based upon the existence in the registration statement, or the prospectus contained therein, of an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading), then a demand registration shall be deemed to have been effected by the Company at the request of the Investor Holders. In the event that 50% or more of the Registrable Securities proposed to be offered by any Investor Holder in a registration pursuant to this Section 3 are excluded from such proposed registration as a result of the underwriter's marketing limitation, then the Investor Holders shall be entitled to an additional demand registration pursuant to the terms of this Section 3.

     3.4  Limitations.  Notwithstanding the foregoing, if at the time of any
          ------------
request to register Registrable Securities pursuant to this Section 3, the Company is engaged, or has formal plans to engage within ninety (90) days of the time of the request, in a registered public offering or any other activity that, in the good faith determination of the Board of Directors of the Company, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may, at its option, direct that such request be delayed for a period not in excess of ninety (90) days from the effective date of such offering, or the date of commencement of such other material activity, as the case may be. Such rights to delay a request may not be exercised more than once in any twelve month period.

     3.5  Termination of Demand Rights.  The rights of any Investor Holder to
          ----------------------------
request a registration pursuant to the terms of this Section 3 shall terminate upon the earlier of (i) such time as such Holder could sell all of the Registrable Securities held by such Holder in any one three month period under the terms of Rule 144 under the Securities Act; provided, that such Investor Holder holds fewer than 1% of the Company's outstanding capital stock; and provided further, that the Company is subject to the reporting requirements of the Securities Exchange Act of 1934l; and (ii) three years following the closing of the Company's IPO.


                                   Section 4

                             Form S-3 Registration
                             ---------------------

     4.1  Registrations on Form S-3.  Any Investor Holders shall be entitled to
          -------------------------
request (an "S-3 Registration Request") an unlimited number of registrations of Registrable Securities then owned by such requesting Investor Holders on a Form S-3 registration statement under the Securities Act (an "S-3 Registration").
The S-3 Registration Request must be made in writing and the S-3 Registration Request shall (i) specify the number of shares intended to be offered and sold;
(ii) express the present intention of the requesting Investor Holders to offer or cause the offering of such shares for distribution; (iii) describe the nature or method of the proposed offer and sale thereof and (iv) contain the undertaking of the requesting Investor Holders to provide all such information and materials and take all such action as may be required in order to permit the Company to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement. The Company shall, as soon as practicable, file an S-3 Registration and proceed to obtain all such qualifications and compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the requesting Investor Holders' Registrable Securities as are specified in the S-3 Registration Request, within 30 days after receipt of such written notice by the Company; provided, however, that the Company shall not be
                       --------  -------
obligated to effect any such registration, qualification or compliance, pursuant to this Section 4 if (i) Form S-3 is not available for such offering by the requesting Investor Holders; or (ii) the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for any Investor Holders pursuant to this Section 4.

     4.2  Termination of S-3 Rights.  The rights of any Investor Holder to
          -------------------------
request a registration pursuant to the terms of this Section 4 shall terminate upon the earlier of (such time as such Holder could sell all of the Registrable Securities held by such Holder in any one three month period under the terms of Rule 144 under the Securities Act; provided, that such Investor Holder holds fewer than 1% of the Company's outstanding capital stock; and provided further, that the Company is subject to the reporting requirements of the Securities Exchange Act of 1934; and (ii) three years following the closing of the Company's IPO.


                                   Section 5

                            Obligations Of Company
                            ----------------------

     Whenever the Company is required by the provisions of this Agreement to use its reasonable best efforts to effect the registration of the Registrable Securities, the Company shall (i) prepare and, as soon as possible, file with the SEC a registration statement with respect to the Registrable Securities, and use its reasonable best efforts to cause such registration statement to become effective and to remain effective until the earlier of the sale of the Registrable Securities so registered or ninety (90) days subsequent to the effective date of such registration; (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to make and to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in such registration statement until the earlier of the sale of the Registrable Securities so registered or ninety (90) days subsequent to the effective date of such registration statement, (iii) furnish to any Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus), in conformity with the requirements of the Securities Act, as such Holder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold, but only while the Company shall be required under the provisions hereof to cause the registration statement to remain current; (iv) use its commercially reasonable efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or blue sky laws of such states as any Holder shall reasonably request, maintain any such registration or qualification current until the earlier of the sale of the Registrable Securities so registered or ninety (90) days subsequent to the effective date of the registration statement, and take any and all other actions either necessary or reasonably advisable to enable the Holders to consummate the public sale or other disposition of the Registrable Securities in jurisdictions where such Holders desire to effect such sales or other disposition; and (v) take all such other actions either necessary or reasonably desirable to permit the Registrable Securities held by a Holder to be registered and disposed of in accordance with the method of disposition described herein. Notwithstanding the foregoing, the Company shall not be required to register or to qualify an offering of the Registrable Securities under the laws of a state if as a condition to so doing the Company is required to qualify to do business or to file a general consent to service of process in any such state or jurisdiction, unless the Company is already subject to service in such jurisdiction.


                                   Section 6

                           Expenses of Registration
                           ------------------------

     The Company shall pay all of the reasonable out-of-pocket expenses incurred in connection with any registration statements that are initiated pursuant to this Agreement, including, without limitation, all SEC and blue sky registration and filing fees, printing expenses, transfer agent and registrar fees, the fees and disbursements of the Company's legal counsel and independent accountants. Any underwriting discounts, fees and disbursements of counsel to the Holders, selling commissions and stock transfer taxes applicable to the Registrable Securities registered on behalf of any Holders shall be borne by the Holders of the Registrable Securities included in such registration.

                                   Section 7

                                Indemnification
                                ---------------

     7.1  The Company.  The Company will indemnify the Holders and each person
          -----------
controlling any Holders within the meaning of Section 15 of the Securities Act, and each underwriter if any, of the Company's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse the Holders and each person controlling any Holders, and each underwriter, if any, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Holder or controlling person or underwriter seeking indemnification.

      7.2 Holders.  Each Holder will, if Registrable Securities held by such
          -------
Holder are included in the securities as to which such registration, qualification or compliance is being effected (the "Indemnifying Holder"), indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such registration statement and each person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by such Holder of any rule or regulation promulgated under the Securities Act applicable to such Holder in connection with any such registration, qualification or compliance, and will reimburse the Company, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Indemnifying Holder, provided that in no event shall any indemnity under this Section 7.2 exceed the gross proceeds of the offering received by such Indemnifying Holder.

      7.3 Defense of Claims.  Each party entitled to indemnification under this
          -----------------
Section 7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party
                                 --------  -------
shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the
                                                    -------- -------
failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent.

                                   Section 8

                               Rule 144 Reporting
                               ------------------

     With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

     (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the IPO;

     (b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

     (c) So long as an Investor Holder owns any Registrable Securities, furnish to such Investor Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company, and such other reports and documents so filed as an Investor Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Investor Holder to sell any such securities without registration.

                                   Section 9

                               Holdback Agreement
                               ------------------

     In connection with the Company's Initial Public Offering, if requested by the Company and the managing underwriter of such Initial Public Offering, each Holder of Registrable Securities agrees not to effect any public sale or distribution of Registrable Securities (other than as part of such Initial Public Offering) without the prior written consent of the Company or such managing underwriter for such period of time as may be requested by the Company and such managing underwriter (not to exceed the period beginning seven days prior to the effective date of the registration statement for the Initial Public Offering and ending 180 days after the effective date of such registration statement), provided that all officers and directors and holders of at least 10% of the outstanding shares (calculated on as-converted-to Common Stock basis) of the Company enter into similar agreements.

                                   Section 10

                 Limitations on Subsequent Registration Rights
                 ---------------------------------------------

     From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investor Holder(s) of at least a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are more favorable than the registration rights granted to any Holders hereunder or to require the Company to effect a registration earlier than the date on which the Holders can first require a registration under Section 3.1.


                                   Section 11

                               Information Rights
                               ------------------

     11.1 Delivery of Financial Statements.  The Company shall deliver to each
          --------------------------------
Holder that holds shares of Series A Preferred, Series B Preferred or Series C
Preferred:

          (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

          (b) within thirty (30) days after the end of each calendar quarter and within thirty (30) days after the end of each month, an unaudited income statement and schedule as to the sources and applications of funds and balance sheet and comparison to budget for and as of the end of such quarter or month, respectively, in reasonable detail;

          (c) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

          (d) such other information relating to the financial conditions, business, prospects or corporate affairs of the Company as each such Holder; or any assignee of such Holder may from time to time reasonably request; provided,
                                                                      --------
however, that the Company shall not be obligated to provide information which it
-------
deems in good faith to be proprietary or which the requesting Holder shall not agree if so requested by the Company, in writing, to retain in confidence (except to the extent disclosure is required by law or court order).

     11.2 Inspection.  The Company shall permit each Investor Holder, at such
          ----------
Investor Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor Holder; provided, however, that the Company shall not
                                   --------  -------
be obligated pursuant to this Section 11.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

     11.3 Termination of Information and Inspection Covenants.  The covenants
          ---------------------------------------------------
set forth in Sections 11.1 and 11.2 shall terminate as to each Holder and be of no further force or effect immediately upon the consummation of a sale by the Company of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act at an aggregate offering price of not less than $20,000,000.


                                   Section 12

                            Covenants of The Company
                            ------------------------


          12.1 Right to Maintain Percentage Ownership.  The Company hereby
               --------------------------------------
grants to each of Menlo Ventures VII, L.P., Menlo Entrepreneurs Fund VII, L.P. and HarbourVest Partners V-Direct Fund, L.P. (collectively, the "Venture Holders") the right to purchase a number of shares of any New Securities (as such term is defined below) that the Company may, from time to time after the date of this Agreement, sell and issue, equal to the difference between (i) the total number of shares of the Company's capital stock that a Venture Holder would need to own immediately following the issuance of New Securities to maintain such Venture Holder's Percentage Interest (as defined below) and (ii) the number of shares of the Company's capital stock held by the Venture Holder immediately prior to the issuance of any New Securities. By way of example, if, on a fully diluted basis and prior to the issuance of 500,000 shares of New Securities, there were 1,000,000 shares of the Company's capital stock issued and outstanding, of which a Venture Holder held 100,000 shares, then such Venture Holder would have to purchase 50,000 shares of New Securities to maintain its Percentage Interest.

               (i) "New Securities" shall mean any Common Stock or Preferred Stock of the Company whether or not authorized on the date hereof, or rights, options, or warrants to purchase such Common Stock or Preferred Stock, or securities of any type whatsoever that are, or may become, convertible into said Common Stock or Preferred Stock; provided, however, that "New Securities" does not include the following:

                         (a)  up to 2,204,155 shares (as appropriately adjusted
for stock splits and the like with regard to such shares) of Common Stock plus such additional number of shares as the Board of Directors may approve (including the approval of the Series A Preferred Director and the Series B Preferred Director), issued or issuable to directors and employees of, and consultants to, the corporation pursuant to an option plan, purchase plan or other employee or consultant incentive plan, pursuant to stock grants or any other plan or arrangement approved by the Board of Directors;

                         (b)  shares of Common Stock issuable upon conversion of
the Company's Preferred Stock or upon conversion or exchange of any other security as to which any Venture Holder had rights to acquire under this Section 12.1;

                         (c)  securities of the Company issued pursuant to the
acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, or other reorganization whereby the Company owns not less than fifty-one percent (51%) of the voting power of such other corporation following such reorganization;

                         (d)  shares of Common Stock or Preferred Stock issued
in connection with any stock split, stock dividend, or recapitalization by the Company;

                         (e)  shares of Common Stock issued to the public by the
Company in a public offering registered under the Securities Act.

                         (f)  securities of the Company that are purchased by
any Venture Holder pursuant to the rights provided in this Section 12.1;

                         (g)  securities of the Company issued to any bank,
equipment lessor or consultant of the Company with respect to which the Board of Directors has made a good faith determination that the primary purpose of such transaction is the advancement of the business interests of the Company as opposed to the raising of funds.

               (ii) "Percentage Interest" shall mean, immediately prior to the issuance of any New Securities, a fraction, the numerator of which is (X) the number of shares of the Company's Common Stock (including shares of Preferred Stock and other securities convertible into or exchangeable for Common Stock on an as-if-converted to Common Stock basis) then owned by a Venture Holder and the denominator of which is (Y) the total number of shares of the Company's Common Stock (including shares of Preferred Stock and other securities convertible into or exchangeable for Common Stock on an as-if-converted to Common Stock basis) then issued and outstanding.

               (iii) In the event that the Company issues New Securities, it shall give each Venture Holder written notice of such issuance, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same (the "COMPANY'S NOTICE"). Each Venture Holder shall have twenty (20) days from the date such notice is given to agree to purchase a number of shares of such New Securities to maintain its Percentage Interest (or such lesser amount) at the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

               (iv) This right to maintain percentage ownership granted under this Section 12.1 shall expire immediately prior to the issuance by the Company of Common Stock in a firmly underwritten public offering at an aggregate offering price of not less than $20,000,000 and an offering price per share of at least $8.68 (as appropriately adjusted for stock splits and the like with regard to such shares).

          12.2 Directors and Officers Insurance.  The Company shall use its
               --------------------------------
commercially reasonable efforts to promptly obtain and maintain for so long as any Venture Holder or any representative thereof shall serve on the Board of Directors of the Company, directors' and officers' liability insurance policies in favor of the Board of Directors of the Company in an amount not less than $1,000,000.

          12.3 Key Man Life Insurance.  The Company shall use its commercially
               ----------------------
reasonable efforts to promptly obtain and maintain for so long as Paul D. Fiore shall remain an employee of the Company, a key man life insurance policy in favor of the Company in an amount not less than $1,000,000.

          12.4 Proprietary Information Agreements.  The Company will use its
               ----------------------------------
commercially reasonable efforts to have each current and former employee and officer of the Company execute an agreement with the Company regarding confidentiality and proprietary information substantially in the form attached to the Purchase Agreement as Exhibit H and will thereafter use its commercially
                             ---------
reasonable efforts to prevent any violations thereof.

                                  Section 13

                                 Miscellaneous
                                 -------------

     13.1 Assignment.  The rights to cause the Company to register Registrable
          ----------
Securities granted to the Investor Holders by the Company under this Agreement may be transferred or assigned (but only with all related obligations) by the Investor Holders to an Affiliate of any Investor Holder or a transferee which acquires at least 10% of the Registrable Securities held by such Investor Holder at any time; provided (i) that the Company is given written notice at the time
             --------
of or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and, (ii) provided further, that the transferee or assignee of such
                    -------- -------
rights assumes in writing the obligations of such Holder under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any transferee or assignee shall thereafter be treated as an Investor Holder, subject to the limitations herein. Until the Company receives actual notice of any transfer or assignment, it shall be entitled to rely on the then existing list of Holders and the failure to notify the Company of any transfer or assignment shall not affect the validity of a notice properly given by the Company to the Holders pursuant to lists maintained by the Company.

     13.2 Governing Law.  This Agreement shall be governed by and construed
          -------------
under the laws of the State of Delaware as applied to agreements entered into solely between residents of, and to be performed entirely within, such state.

     13.3 Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.4 Titles and Subtitles.  The titles and subtitles used in this Agreement
          --------------------
are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     13.5 Notices.
          -------

          (a) All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given to or made upon the Holder at the addresses set forth in the Company's records with a copy to Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, attention: David Schwartz, and, if to the Company, to: Digital Insight Corporation, 28025 Mureau Road, Calabasas, California 91302, attention: Chief Financial Officer with a copy to Wilson Sonsini Goodrich & Rosati, P.C. at 650 Page Mill Road, Palo Alto, California 94304, attention: Steven E. Bochner.

           (b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by facsimile with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

           (c) Any party may, by written notice to the other, alter its address or respondent, and such notice shall be considered to have been given three (3) days after the airmailing or faxing thereof.

     13.6  Attorney's Fees.  If any action at law or in equity (including
           ---------------
arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     13.7  Amendments and Waivers.  Any term of this Agreement may be amended
           ----------------------
with the written consent of the Company and the holders of at least two-thirds in interest of the Holders. Any amendment or waiver effected in accordance with this Section 12.7 shall be binding upon the Holders and each transferee of the Registrable Securities, each future holder of all such Registrable Securities, and the Company.

     13.8  Severability.  If one or more provisions of this Agreement are held
           ------------
to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     13.9  Delays or Omissions.  No delay or omission to exercise any right,
           -------------------
power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

     13.10 Entire Agreement.  This Agreement and the documents referred to
           ----------------
herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and any other written or oral agreements between the parties hereto are expressly canceled.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the day and year first above written.


COMPANY:                            HOLDERS:

Digital Insight Corporation         Menlo Ventures VII, L.P.

By: /s/ John Dorman                 By:  MV Management VII, L.L.C.
    -----------------------              Its General Partner
    John Dorman
    Chief Executive Officer
                                    By:  /s/ John Jarve
                                         -------------------------------
                                         John Jarve
                                         Its Managing Member


                                    Menlo Entrepreneurs Fund VII, L.P.

                                    By:  MV Management VII, L.L.C.
                                         Its General Partner

                                    By:  /s/ John Jarve
                                         -------------------------------
                                         John Jarve
                                         Its Managing Member


                                    HarbourVest Partners V-
                                    Direct Fund, L.P.

                                    By:  HVP V-Direct Associates, L.L.C.
                                         Its General Partner

                                    By:  HarbourVest Partners, L.L.C.
                                         Its Managing Member

                                    By:  /s/ Ofer Nemirovsky
                                         -------------------------------

                                    Name: Ofer Nemirovsky
                                         -------------------------------

                                    Title: Managing Director
                                          ------------------------------



       [Signature Page to Second Amended and Restated Rights Agreement]

/s/ Ole Eichhorn
_______________________________    XP Systems Corporation
Ole Eichhorn
                                   By: /s/ Edward Harris
                                      _______________________________________

                                   Name:  Edward Harris
                                         ____________________________________

                                   Title: President/CEO
                                         ____________________________________

/s/ Paul Fiore                     /s/ Dan Jacoby
________________________________   __________________________________________
Paul Fiore                         Dan Jacoby


/s/ Nasser J. Kazeminy             /s/ Edward Harris
________________________________   __________________________________________
Nasser J. Kazeminy                 Edward Harris


/s/ Robert T. Newkirk              /s/ Gary Mason
________________________________   __________________________________________
Robert Newkirk                     Gary Mason



The Nasser J. Kazeminy             The Yvonne P. Kazeminy-Mofrad Irrevocable
 Irrevocable Trust                 Trust


By: /s/ Nasser J. Kazeminy         By: /s/ Yvonne P. Kazeminy-Mofrad
   _____________________________      _______________________________________

Name: Nasser J. Kazeminy           Name: Yvonne P. Kazeminy-Mofrad
     ___________________________        _____________________________________

Title:__________________________   Title:____________________________________


/s/ Kevin Savage                   /s/ Robert Lucas
________________________________   __________________________________________
Kevin Savage                       Robert Lucas


/s/ John Dorman                    /s/ Steve Zarate
________________________________   __________________________________________
John Dorman                        Steve Zarate


       [Signature Page to Second Amended and Restated Rights Agreement]

/s/ Steve Reich                    /s/ Kevin McDonnell
________________________________   __________________________________________
Steve Reich                        Kevin McDonnell